As filed with the Securities and Exchange Commission on October 30, 2012

Registration No.333-162000

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PANSOFT COMPANY LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3/f Qilu Software Park Building

Jinan Hi-tech Zone

Jinan, Shandong,

People’s Republic of China 250101

(Address of principal registered offices) (Zip Code)

PANSOFT COMPANY LIMITED 2008 STOCK INCENTIVE PLAN

(Full title of the Plans)

CT Corporation System

4701
Cox Road

Suite 301

Glen Allen, Virginia 23060

(Name and address of agent for service)

(804) 217-7255

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Pansoft Company Limited (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8, Registration No. 333-162000, filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2009 (the “Registration Statement”). The Registration Statement registered 604,248 shares of the Company’s common stock, par value $0.0059 (“Common Stock”), to be offered or sold pursuant to the Company’s 2008 Stock Incentive Plan (the “Shares”).

Pursuant to the terms of the Agreement and Plan of Merger dated May 16, 2012 (the “Merger Agreement”), by and among the Company, Timesway Group Limited, British Virgin Islands company (“Timesway”) and Genius Choice Capital Limited, a British Virgin Islands company and a wholly owned subsidiary of Timesway (“Sub”), Company will merge with and into Sub, with Company surviving as a wholly-owned subsidiary of Timesway (the “Merger”). The Merger is subject to certain customary closing conditions, including the approval of stockholders of the Company. On September 26, 2012, the Company held an extraordinary meeting of stockholders (the “Special Meeting”) in which the stockholders approved the adoption of the Merger Agreement. The Company is finalizing the remaining closing items and expect that the Merger will be completed and become effective on or about November 2, 2012.

Immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company wholly owned by Timesway. After the Merger is completed, the Company’s common shares (the “Shares”) will cease to be listed on The NASDAQ Capital Market, and the Company will terminate the registration of the Shares under the Securities and Exchange Act of 1934, as amended, by filing a Form 15 with the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to other disclosure obligations under U.S. federal securities laws. In connection with this deregistration process, and in accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the remaining Shares under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-162000 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jinan, in the People’s Republic of China, on October 31, 2012.

PANSOFT COMPANY LIMITED

By:	/s/
Allen Zhang
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-162000 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allen Zhang	Chief Financial Officer	October 31, 2012
Allen Zhang

/s/ Hugh Wang	Chairman of the Board of Directors	October 31, 2012
Hugh Wang

	Director and Chief Executive Officer	October 31, 2012
Guoqiang Lin

*By:
Allen Zhang Attorney-in-Fact

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